Exhibit 4.1

FIRST AMENDMENT TO
RIGHTS AGREEMENT

THIS FIRST AMENDMENT TO RIGHTS AGREEMENT (this “Amendment”) is made as of November 26, 2008 by Del Global Technologies Corp., a New York corporation (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation (the “Rights Agent”).

W I T N E S S E T H

WHEREAS, the Company and the Rights Agent are parties to a Rights Agreement dated as of January 22, 2007 (the “Rights Agreement”);

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is desirable and in the best interests of the Company’s stockholders to repurchase shares of the Company’s common stock;

WHEREAS, Section 27 of the Rights Agreement grants the Board the exclusive power and authority to amend the Rights Agreement; and

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Board has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable in connection with the foregoing and the Company and the Rights Agent desire to evidence such amendment in writing.

NOW, THEREFORE, BE IT RESOLVED that the parties hereto hereby amend the Rights Agreement to the extent and as provided as follows:

1.  Section 1(a) of the Rights Agreement is hereby amended and restated to read in its entirety as follows:

(a)           "ACQUIRING PERSON" means any Person (other than the Company, any Related Person or any Exempt Person) who or which, together with all Affiliates and Associates of such Person, is the Beneficial Owner of 5% or more of the then-outstanding Common Shares; PROVIDED, HOWEVER, that (i) any Person who would otherwise qualify as an Acquiring Person solely as a result of acquiring Common Shares of the Company pursuant to a rights offering by the Company ("Rights Offering Shares") shall not be deemed to be an Acquiring Person for any purpose of this Agreement on and after such date of acquiring such Rights Offering Shares until such time as (A) such Person or any Affiliate or Associate of such Person thereafter becomes the Beneficial Owner of additional Common Shares representing 1% or more of the then-outstanding Common Shares, other than as a result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of Common Shares are treated equally (such percentage increase subject to downward adjustment if the Company's Board of Directors, in its sole discretion, determines that such percentage increase shall jeopardize or endanger the availability to the Company of its NOLs), or (B) any other Person who is the Beneficial Owner of Common Shares representing 1% or more of the then-outstanding Common Shares thereafter becomes an Affiliate or Associate of such Person (such percentage subject to downward adjustment if the Company's Board of Directors, in its sole discretion, determines that such percentage increase shall jeopardize or endanger the availability to the Company of its NOLs), PROVIDED that the foregoing exclusion shall cease to apply with respect to any Person at such time as such Person, together with all Affiliates and Associates of such Person, ceases to Beneficially Own 5% or more of the then-outstanding Common Shares, (ii) subject to (a)(i) hereof, any Person who would otherwise qualify as an Acquiring Person as of the Close of Business on February 2, 2007 shall not be deemed to be an Acquiring Person for any purpose of this Agreement on and after such date unless and until such time as (A) such Person or any Affiliate or Associate of such Person thereafter becomes the Beneficial Owner of additional Common Shares representing 1% or more of the then-outstanding Common Shares, other than as a result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of Common Shares are treated equally (such percentage increase subject to downward adjustment if the Company's Board of Directors, in its sole discretion, determines that such percentage increase shall jeopardize or endanger the availability to the Company of its NOLs), or (B) any other Person who is the Beneficial Owner of Common Shares representing 1% or more of the then-outstanding Common Shares thereafter becomes an Affiliate or Associate of such Person (such percentage subject to downward adjustment if the Company's Board of Directors, in its sole discretion, determines that such percentage increase shall jeopardize or endanger the availability to the Company of its NOLs), PROVIDED that the foregoing exclusion shall cease to apply with respect to any Person at such time as such Person, together with all Affiliates and Associates of such Person, ceases to Beneficially Own 5% or more of the then-outstanding Common Shares, and (iii) a Person shall not be deemed to have become an Acquiring Person solely as a result of the acquisition of Common Shares by the Company that, by reducing the number of Common Shares outstanding, increases the percentage of shares beneficially owned by such Person together with Affilates and Associates of such Person; except that such Person shall be deemed to be an Acquiring Person if such Person would become an Acquiring Person (but for the operation of this subclause (iii)) as a result of the acquisition of the Common Shares by the Company, and (A) such Person, or any Affiliate or Associate of such Person, thereafter becomes the Beneficial Owner of an additional number of Common Shares representing 1% or more of the then-outstanding Common Shares, other than as a result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of Common Shares are treated equally (such percentage increase subject to downward adjustment if the Company's Board of Directors, in its sole discretion, determines that such percentage increase shall jeopardize or endanger the availability to the Company of its NOLs), or (B) any other Person who is the Beneficial Owner of Common Shares representing 1% or more of the then-outstanding Common Shares thereafter becomes an Affiliate or Associate of such Person (such percentage subject to downward adjustment if the Company's Board of Directors, in its sole discretion, determines that such percentage increase shall jeopardize or endanger the availability to the Company of its NOLs).  Notwithstanding the foregoing, if the Board of the Company determines in good faith that a Person who would otherwise be an "Acquiring Person" as defined pursuant to the foregoing provisions of this Section 1(a), has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an "Acquiring Person" as defined pursuant to the foregoing provisions of this Section 1(a), then such Person shall not be deemed to be an "Acquiring Person" for any purposes of this Agreement.

2.           All capitalized terms used herein but not otherwise defined herein shall have the meaning ascribed to them in the Rights Agreement.

3.           Except as specifically amended by this Amendment, the Rights Agreement shall remain in full force and effect.

4.           Any Reference to “this Agreement or “the Rights Agreement” shall be deemed to be a reference to the Rights Agreement as amended hereby.

5.           The governing law of this Amendment shall be as set forth in Section 30 of the Rights Agreement.

6.           This Amendment may be executed by the parties in one or more counterparts, all of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment effective as of the day and year first above written.

DEL GLOBAL TECHNOLOGIES CORP.

By:	/s/ Mark A. Zorko
	Name:	Mark A. Zorko
	Title:	Chief Financial Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ Michael G. Mullings
	Name:	Michael G. Mullings
	Title:	Vice President